Exhibit 10.6
SUMMIT HOTEL PROPERTIES, INC.
Stock Option Agreement
     THIS AGREEMENT dated as of the __ day of _______, 2010, between SUMMIT HOTEL PROPERTIES, INC., a Maryland corporation (the “Company”) and _____________ (the “Participant”), is made pursuant to and subject to the provisions of the Summit Hotel Properties, Inc. 2010 Equity Incentive Plan (the “Plan”), a copy of which has been made available to the Participant. All terms used herein that are defined in the Plan have the same meaning given them in the Plan.
     1. Grant of Option. Pursuant to the Plan, effective as of ________ __, 2010, (the “Date of Grant”), the Company granted to the Participant, subject to the terms and conditions of the Plan and subject further to the terms and conditions of this Agreement, the right and Option to purchase from the Company _________ shares of Common Stock at the option price of ________ dollars ($____) per share, being not less than the Fair Market Value on the Date of Grant. This Option is not intended to be an “incentive stock option” under Section 422 of the Code.
     2. Expiration Date. This Option shall expire at 11:59 p.m. on the day before the tenth anniversary of the Date of Grant (the “Expiration Date”).
     3. Exercisability. This Option shall become exercisable in accordance with the provisions of the following subparagraph 3(a), subject to acceleration of the exercisability of this Option under the following subparagraphs 3(b), 3(c) and 3(d).
          (a) Installments. This Option shall be exercisable with respect to the number of whole shares of Common Stock that most nearly equals, but does not exceed, one-fifth of the number of shares subject to this Option on each of the first, second, third and fourth anniversaries of the Date of Grant if the Participant remains in the continuous employ of the Company or an Affiliate from the Date of Grant until the applicable anniversary of the Date of Grant. This Option shall be exercisable with respect to the remaining shares of Common Stock subject to this Option on the fifth anniversary of the Date of Grant if the Participant remains in the continuous employ of the company or an Affiliate from the Date of Grant until the fifth anniversary of the Date of Grant.
          (b) Acceleration Upon Death. This Option, if not sooner exercisable, shall be exercisable with respect to all of the shares of Common Stock that remain subject to this Option on the date of the Participant’s death if the Participant remains in the continuous employ of the Company or an Affiliate from the Date of Grant until the date of the Participant’s death.
          (c) Acceleration Upon Disability. This Option, if not sooner exercisable, shall be exercisable with respect to all of the shares of Common Stock that remain subject to this

Option on the date that the Participant’s employment with the Company and its Affiliates ends on account of Disability if the Participant remains in the continuous employ of the Company or an Affiliate from the Date of Grant until the date the Participant’s employment with the Company and its Affiliates ends on account of Disability.
          (d) Acceleration For Certain Terminations. This Option, if not sooner exercisable, shall be exercisable with respect to all of the shares of Common Stock that remain subject to this Option on the date that the Participant’s employment with the Company and its Affiliates ends if (i) the Participant’s employment is terminated by the Company or an Affiliate without Cause or the Participant resigns with Good Reason, (ii) the Participant remains in the continuous employ of the Company or an Affiliate from the Date of Grant until the date of such termination without Cause or resignation with Good Reason and (iii) the Participant executes a waiver and release of claims, in a form reasonably satisfactory to the Company, in favor of the Company and its Affiliates (the “Release”) and the Release becomes effective.
Once this Option has become exercisable in accordance with the preceding subparagraphs, it shall continue to be exercisable with respect to the shares of Common Stock that remain subject to this Option until the earlier of the Expiration Date or the termination of the right to exercise this Option pursuant to paragraph 4. A partial exercise of this Option shall not affect the Participant’s right to exercise this Option with respect to the shares of Common Stock that remain subject to this Option.
     4. Right to Exercise Option. Once this Option has become exercisable in accordance with paragraph 3, it may be exercised, in whole or in part, during the Participant’s continued employment with the Company or an Affiliate; provided, however, that this Option may not be exercised after the Expiration Date. Except as provided in subparagraphs 4(a), 4(b) and 4(c), after the Participant ceases to be employed by the Company and its Affiliates, this Option may be exercised until the earlier of the ninetieth (90th) day following the cessation of such employment or the Expiration Date; provided, however, that this Option may not be exercised on or after the date that the Participant’s employment with the Company and its Affiliates is terminated with Cause.
          (a) Exercise Following Death. If the Participant dies during employment with the Company or an Affiliate, this Option may be exercised by the Participant’s estate, or the person or persons to whom the Participant’s rights under this Option pays by will or the laws of descent and distribution. In that event, the Participant’s estate or such persons may exercise this Option until the earliest of the first anniversary of the Participant’s death or the Expiration Date and the Participant’s estate or such persons may exercise this Option for all or part of the number of shares of Common Stock that the Participant was entitled to purchase under this Option on the date of the Participant’s death and any additional shares for which this Option becomes exercisable under subparagraph 3(b). If the Participant dies after ceasing to be an employee of the Company or an Affiliate, this Option may be exercised by the Participant’s estate, or the person or persons to whom the Participant’s rights under this Option pass by will or the laws of descent and distribution for all or part of the shares of Common Stock that the Participant was entitled to purchase on the date of the Participant’s death and during the remainder the period that the Participant was entitled to exercise this Option on the date of the Participant’s death.

          (b) Exercise Following Disability. If the Participant’s employment with the Company and its Affiliates ends on account of the Participant’s Disability, the Participant may exercise this Option until the earlier of the first anniversary of the date that the Participant’s employment ends on account of Disability or the Expiration Date. The Participant may exercise this Option for all or part of the number of shares of Common Stock that the Participant was entitled to purchase on the date the Participant’s employment ends on account of Disability and any additional shares for which this Option becomes exercisable under subparagraph 3(c).
          (c) Exercise After Termination Without Cause; Resignation with Good Reason. This subparagraph 4(c) applies if (i) the Participant’s employment with the Company and its Affiliates is terminated without Cause or on account of a resignation by the Participant with Good Reason and (ii) the Participant executes the Release and the Release becomes effective. If the requirements of the preceding sentence are satisfied, the Participant may exercise this Option until the Expiration Date. The Participant may exercise this Option for all or part of the number of shares of Common Stock that the Participant was entitled to purchase on the date that the Participant’s employment ends as described in the preceding sentences and any additional shares for which this Option becomes exercisable under subparagraph 3(d).
     5. Method of Exercise and Payment for Shares. This Option shall be exercised by written notice delivered to the attention of the Company’s Secretary at the Company’s principal executive office. The exercise date shall be (i) the date of postmark if the notice is given by mail or (ii) the date of delivery if delivered in person. Such notice shall be accompanied by payment of the option price in full, in cash or cash equivalent acceptable to the Committee. All or part of the option price may be paid by the surrender (either by actual surrender or attestation of ownership) of shares of Common Stock with an aggregate Fair Market Value which, together with any cash or cash equivalent paid by the Participant, is not less than the option price for the number of shares of Common Stock for which the Option is being exercised.
     6. Transferability This Option may be transferred by will or the laws of descent and distribution. During the Participant’s lifetime, this Option may be transferred by the Participant to the Participant’s children, grandchildren, spouse, one or more trusts for the benefit of such family members or a partnership in which such family members are the only partners in accordance with the Plan.
     7. Definitions. For purposes of this Agreement, the terms Cause, Disability and Good Reason are defined in this paragraph 7.
          (a) Cause. The term “Cause” means (i) the Participant’s failure to perform a material duty or the Participant’s material breach of an obligation set forth in a written agreement with the Company or a breach of a material and written Company policy other than by reason of mental or physical illness or injury, (ii) the Participant’s breach of the Participant’s fiduciary duties to the Company, (iii) the Participant’s conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise or (iv) the Participant’s conviction of, or plea of guilty or nolo contendre to, a felony or crime involving moral turpitude or fraud or dishonesty involving assets of the Company and that in all cases is described in a written notice from the

Board and that is not cured, to the reasonable satisfaction of the Board, within thirty days after such notice is received by the Participant.
          (b) Disability. The term “Disability” means that the Participant is “disabled” within the meaning of Code section 409A(a)(2)(C).
          (c) Good Reason. The term “Good Reason” means (i) the Company’s material breach of the terms of a written agreement with the Participant or a direction from the Board that the Participant act or refrain from acting which in either case would be unlawful or contrary to a material and written Company policy, (ii) a material diminution in the Participant’s duties, functions and responsibilities to the Company and its Affiliates without the Participant’s consent or the Company preventing the Participant from fulfilling or exercising the Participant’s material duties, functions and responsibilities to the Company and its Affiliates without the Participant’s consent, (iii) a material reduction in the Participant’s annual base salary or annual bonus opportunity or (iv) a requirement that the Participant relocate the Participant’s employment more than fifty miles from the location of the Participant’s principal office on the Date of Grant, without the consent of the Participant [(other than a relocation to Sioux Falls, South Dakota)]. The Participant’s resignation shall not be deemed to be with Good Reason unless the Participant gives the Board written notice (delivered within thirty days after the Participant knows of the event, action, etc. that the Participant asserts constitutes Good Reason), the event, action, etc. that the Participant asserts constitutes Good Reason is not cured, to the reasonable satisfaction of the Participant, within thirty days after such notice and the Participant resigns effective not later than thirty days after the expiration of such cure period.
     8. Fractional Shares. Fractional shares shall not be issuable under this Option and when any provision hereof may entitle the Participant to a fractional share, such fraction shall be disregarded.
     9. Change in Capital Structure. The terms of this Option, including the price and the number and type of securities subject to this Option, shall be adjusted in accordance with the provisions of the Plan in the event that the Company effects one or more stock dividends, stock split-ups, subdivisions or consolidation of shares or other similar changes in capitalization as provided in the Plan.
     10. Governing Law. This Agreement shall be governed by the laws of the State of South Dakota, other than those provisions of South Dakota law that would require the application of the law of another State.
     11. Conflicts. In the event of any conflict between the provisions of the Plan as in effect on the Date of Grant and the provisions of this Agreement, the provisions of the Plan as in effect on the Date of Grant shall govern.
     12. Participant Bound by Plan. The Participant hereby acknowledges that a copy of the Plan has been made available to the Participant and the Participant agrees to be bound by all the terms and provisions thereof.

     13. No Right to Continued Employment. This Agreement and the grant of the Option do not confer upon the Participant any right with respect to continuance of employment with the Company or an Affiliate and do not interfere with the right of the Company or an Affiliate to terminate the Participant’s employment.
     14. Binding Effect. Subject to the limitations stated above and in the Plan, this Agreement shall be binding upon and inure to the benefit of the legatees, distributees and personal representatives of the Participant and the successors of the Company.
     IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by a duly authorized officer and the Participant has affixed the Participant’s signature as of the date first written above.

SUMMIT HOTEL PROPERTIES, INC.	[NAME OF PARTICIPANT]

By:

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